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                                                                   Exhibit 4.6


                             SERVICING AGREEMENT

     THIS SERVICING AGREEMENT (the "Agreement"), dated as of January 1, 1994, is made and entered into between Green Tree Financial Corporation, a Minnesota corporation, as Servicer ("Green Tree" or the "Servicer") and Green Tree Net Interest Margin Trust 1994-A (the "Trust"), created pursuant to the Trust Agreement among Green Tree Manufactured Housing Net Interest Margin Finance Corp. I ("Finance I"), Green Tree Net Interest Margin Finance Corp. II ("Finance II") and Wilmington Trust Company, a Delaware banking corporation, as Trustee (the "Trustee"). All terms defined in the Fee Assets Assignment, the Residual Assets Assignment, the Transfer Agreement or the Trust Agreement (each as defined below) shall have the same meaning in this Agreement.

     WHEREAS, pursuant to that certain Fee Assets Assignment dated as of January 1, 1994 (the "Fee Assets Assignment"), made by Green Tree in favor of Finance I, Green Tree has transferred its right to receive the Fee Assets (as defined in such Fee Assets Assignment) to Finance I.

     WHEREAS, pursuant to that certain Residual Assets Assignment dated as of January 1, 1994 (the "Residual Assets Assignment"), made by Green Tree in favor of Finance I and Finance II, Green Tree has transferred the Residual Assets (as defined in such Residual Assets Assignment) to Finance I and Finance II.

     WHEREAS, pursuant to that certain Transfer Agreement dated as of January 1, 1994 (the "Transfer Agreement"), among Finance I, Finance II and the Trust, Finance I and Finance II have transferred the Residual Assets to the Trust.

     WHEREAS, Finance I has issued to the Trust that certain Limited Recourse Note dated March __, 1994, payable solely from collections on the Fee Assets.

     WHEREAS, pursuant to the Fee Assets Assignment and the Residual Assets Assignment, Green Tree, in its capacity as Servicer of the Contracts, has agreed to enter into this Servicing Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, Green Tree and the Trust agree as provided herein:
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                                   ARTICLE I
                            REPORTS AND TAX MATTERS

     1.01  Monthly Reports.
           ---------------

     (a) No later than three business days prior to each Distribution Date, the Servicer shall deliver to the Trustee, the Administrator, the Paying Agent (if different from the Administrator) and to each Rating Agency, a "Monthly Report" with respect to the Securitized Net Interest Margin Certificates substantially in the form of Exhibit A attached hereto.

     (b) No later than three business days prior to each Distribution Date, the Servicer shall deliver to the Trustee and the Administrator copies of each "Monthly Report" prepared by it with respect to each of the Securitized Pools giving rise to the Fee Assets and the Residual Assets.

     (c) [No later than three business days prior to each Distribution Date, the Servicer shall deliver to the Trustee and the Administrator copies of any monthly reports prepared by it with respect to the GNMA Pools giving rise to the GNMA Excess Spread.]

     1.02  Annual Report of Accountants.  On or before May 1 of each year,
           ----------------------------
commencing May 1, 1995, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Trustee to the effect that such firm has examined certain documents and records relating to the servicing of manufactured housing conditional sales contracts under pooling and servicing agreements substantially similar one to another (such statement to have attached thereto a schedule setting forth the pooling and servicing agreements covered thereby including at least one of the Securitized Pools) and that, on the basis of such examination, conducted substantially in compliance with generally accepted auditing standards, such servicing has been conducted in compliance with such pooling and servicing agreements, except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards requires it to report.


                                   ARTICLE II
                                 MISCELLANEOUS

     2.01  Survival of Representations and Warranties.  Each party hereto
           ------------------------------------------
covenants and agrees that its representations and warranties in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the date hereof.

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     2.02  Notices.  All notices and other communications to be given or
           -------
delivered under or by reason of the provisions of this Agreement shall be in writing and delivered or mailed to the parties hereto at the appropriate following address:

     (a)  If to Green Tree, to:

          Green Tree Financial Corporation
          1100 Landmark Towers
          345 St. Peter Street
          St. Paul, Minnesota 55102-1639
          Attention:  Chief Financial Officer
          Telecopier Number:  (612) 293-5746


     (b)  If to the Trustee, to:

          Wilmington Trust Company
          Attention:  Corporate Trust Administration
          Rodney Square North
          1100 North Market Square
          Wilmington, Delaware 19890-0001
          Telecopier Number: (302) 657-8882

     (c)  If to the Administrator/Paying Agent, to:

          First Trust National Association
          Attention:  Corporate Trust Operations
          180 East 5th Street, Second Floor
          St. Paul, Minnesota  55101
          Telecopier Number:
                              ------------

or to such other address as Green Tree, the Trustee or the Administrator/Paying Agent shall have specified to the others in writing.

     2.03  Amendment and Waiver.  This Agreement may be amended or modified, and
           --------------------
any of the terms or conditions hereof may be waived, only by a written instrument executed by Green Tree or the Trustee, as applicable, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed or construed as further or continuing waiver or any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     2.04  Assignment.  This Agreement and all of the provisions hereof will be
           ----------
binding upon and inure to the benefit of the parties hereto and their

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respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

     2.05  Severability.  Whenever possible, each provision of this Agreement
           ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     2.06  Entire Agreement.  This Agreement constitutes the entire Agreement
           ----------------
between the parties with respect to the subject matter hereof. The invalidity of any provision hereof shall not affect the validity of any other provision.

     2.07  Binding Effect.  This Agreement and all the provisions hereof shall
           --------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns, any rights, obligations, remedies or liabilities.

     2.08  Headings.  The headings herein are for purposes of reference only and
           --------
shall not otherwise affect the meaning or interpretation of any provision hereof.

     2.09  Governing Law.  The internal law, without regard to conflicts of laws
           -------------
principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     2.10   Limitation of Trustee's Liability.  Notwithstanding anything
            ---------------------------------
contained herein to the contrary, this instrument has been countersigned by Wilmington Trust Company not in its individual capacity but solely in its capacity as Trustee of the Trust and in no event shall Wilmington Trust Company in its individual capacity, or any beneficial owner of the Trust, have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder, as to all of which recourse shall be had solely to the assets of the Trust. For all purposes of this Agreement, in the performance of any duties or obligations of the Trust hereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              GREEN TREE FINANCIAL CORPORATION,
                                 AS SERVICER


                              By
                                ---------------------------------
                                  Its
                                     ----------------------------



                              GREEN TREE NET INTEREST MARGIN
                                 TRUST 1994-A
                                 By Wilmington Trust Company,
                                 not in its individual capacity but solely as Trustee



                              By
                                ---------------------------------
                                  Its
                                     ----------------------------

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                                                                       EXHIBIT A



                             FORM OF MONTHLY REPORT
                             ----------------------
                                 (See Attached)

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